                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                                  SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No._____)*


                              Telular Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  87970T-10-9
                        ------------------------------
                                 (CUSIP Number)

                               October 15, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

                                                                   PAGE 2 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Citadel Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                    PAGE 3 OF 18
================================================================================




  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Citadel Investment Group, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 4 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GLB Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 5 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Kenneth Griffin

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. citizen
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 6 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      NP Partners

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda general partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 7 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Olympus Securities, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                    PAGE 8 OF 18
================================================================================




  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      WCH L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 9 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Wellington Partners Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                   PAGE 10 OF 18
================================================================================




  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      WNPH, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

                                                                  PAGE 11 OF 18
===============================================================================


  CUSIP NO.  87970T-10-9
             -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Kensington Global Strategies Fund, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,011,826 shares of Common Stock(1)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,011,826 shares of Common Stock(1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

      CERTAIN SHARES *(2)                                          [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.6% Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO;HC

------------------------------------------------------------------------------
(1) The Issuer has informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) See Item 4.

Item 1(a).     Name of Issuer:

               Telular Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               647 North Lakeview Parkway
               Vernon Hills, IL  60061

Item 2(a).     Name of Person Filing:
Item 2(b).     Address of Principal Business Office or, if none, Residence:
Item 2(c).     Citizenship:

               Citadel Limited Partnership
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Illinois limited partnership

               Citadel Investment Group, L.L.C.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited liability company

               GLB Partners, L.P.
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               Delaware limited partnership

               Kenneth Griffin
               225 W. Washington
               9th Floor
               Chicago, Illinois 60604
               U.S. citizen

          WCH L.L.C.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited liability company

          NP Partners
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda general partnership

          Olympus Securities, Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda company

          Wellington Partners Limited Partnership
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Illinois limited partnership

          WNPH, L.L.C.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Delaware limited liability company

          Kensington Global Strategies Fund, Ltd.
          c/o Citadel Investment Group, L.L.C.
          225 W. Washington
          9th Floor
          Chicago, Illinois 60604
          Bermuda company

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               87970T-10-9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [_]  Broker or dealer registered under Section 15 of the
                         Exchange Act;

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

               (d)  [_]  Investment company registered under Section 8 of the
                         Investment Company Act;

               (e)  [_]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  [_]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [_]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

               (h)  [_]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.        Ownership.

CITADEL INVESTMENT GROUP, L.L.C.
GLB PARTNERS L.P.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN
NP PARTNERS
OLYMPUS SECURITIES, Ltd.
WCH L.L.C.
WELLINGTON PARTNERS LIMITED PARTNERSHIP
WNPH, L.L.C.

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

          (a)  Amount Beneficially Owned:
                    1,011,826 shares of Common Stock. (2)

          (b)  Percent of Class:
                    8.6%. Based on 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.(1)(2)

          (c)  Number of shares as to which persons filing statement have:

                    (i)    Sole power to vote or to direct the vote:
                              0

                    (ii)   Shared power to vote or to direct the vote:
                              See Item (a) above.

                    (iii)  Sole power to dispose or to direct the disposition
                           of:
                              0

                    (iv) Shared power to dispose or to direct the disposition of:
                              See Item (a) above.

(1) The Issuer informed the Reporting Persons that it had 11,709,546 shares of Common Stock issued and outstanding as of October 15, 1999.

(2) Does not include approximately 1,918,268 shares of Common Stock that the Reporting Persons believe the Issuer owed NP Partners and Olympus Securities, Ltd. upon mandatory conversion of the Issuer's Series A Convertible Preferred Stock on October 15, 1999, over and above the 1,011,806 shares of Common Stock, in aggregate, that NP Partners and Olympus Securities, Ltd. did receive upon such mandatory conversion. The Issuer has disputed the entitlement of NP Partners and Olympus Securities, Ltd. to any additional shares of Common Stock other than the 1,011,806 shares that those entities have already received upon the mandatory conversion.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          See Item 2.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 25, 1999


     /s/ Kenneth Griffin
----------------------------------
         Kenneth Griffin


CITADEL INVESTMENT GROUP, L.L.C.

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President

GLB PARTNERS, L.P.
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President


CITADEL LIMITED PARTNERSHIP
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President


WCH L.L.C.
By:  Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President


NP PARTNERS
By:  WCH L.L.C., its general partner
By:  Citadel Limited Partnership, its sole member
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President


OLYMPUS SECURITIES, LTD.
By:  Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:  /s/ Kenneth Griffin
   -------------------------------
     Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED PARTNERSHIP
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
    --------------------------------------
          Kenneth Griffin, President

WNPH, L.L.C.
By:  Wellington Partners Limited Partnership, its sole member
By:  Citadel Limited Partnership, its general partner
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
         Kenneth Griffin, President



KENSINGTON GLOBAL STRATEGIES FUND, LTD.
By: Citadel Limited Partnership, its trading manager
By:  GLB Partners, L.P., its general partner
By:  Citadel Investment Group, L.L.C., its general partner

By:       /s/ Kenneth Griffin
   --------------------------------------
         Kenneth Griffin, President